Exhibit 99.2

[Letterhead of Drinker Biddle & Reath LLP]

February 6, 2004

Pennsylvania Real Estate Investment Trust
The Bellevue
200 South Broad Street
Philadelphia, PA 19102

Ladies and Gentlemen:

        You have asked for our opinion whether the Internal Revenue Service (the "IRS") will grant an extension of time under Treasury Regulation sections 301.9100-1 and 301.9100-3 for the filing of a taxable REIT subsidiary election with respect to Metroplex General, Inc., an indirect partially owned subsidiary of the Pennsylvania Real Estate Investment Trust ("PREIT"), effective October 16, 2001. In rendering our opinion, we have reviewed the relevant facts and such documents as we considered necessary to the opinion. We understand the relevant facts to be as follows:

        In October 2001, in connection with a refinancing of mortgage debt of Metroplex West Associates, L.P. ("Metroplex LP"), a limited partnership in which PREIT owns an indirect interest, a new corporation, Metroplex General, Inc., was formed to hold an extremely small general partner interest in the limited partnership. PREIT indirectly owns more than 10% by value of the outstanding shares of Metroplex General, Inc. The aggregate value of PREIT's interest in Metroplex General, Inc. represents less than 0.01% of PREIT's assets. Through inadvertence, no taxable REIT subsidiary election was filed with respect to Metroplex General, Inc. This oversight was discovered for the first time this week. PREIT and Metroplex General, Inc. intend to file forthwith a request for an extension of time, so as to permit the election to be filed, effective October 16, 2001, the first day on which PREIT owned an indirect interest in Metroplex General, Inc.

        Under the above Treasury Regulations, the Internal Revenue Service has discretion to extend the time to file a regulatory election such as a taxable REIT subsidiary election. The regulations provide that the IRS will grant such an extension if the taxpayer demonstrates to the satisfaction of the IRS that (1) the taxpayer acted reasonably and in good faith, and (2) the grant of relief will not prejudice the interests of the government. They further provide that a taxpayer will be deemed to have acted reasonably and in good faith if the taxpayer applies for the extension before the issue is raised by the IRS and none of the following three factors is present: (1) the taxpayer is seeking to alter a contrary position taken on a return; (2) the taxpayer affirmatively chose not to make the election; or (3) the taxpayer is using hindsight in making the request. The regulations also provide that the standards that the IRS will use to determine whether the interests of the government would be prejudiced by the granting of the extension are (1) whether the granting of the relief would result in the taxpayers having a lower tax liability in the aggregate than they would have had if the election had been timely made (taking into account time value of money), and (2) whether any of the relevant taxable years are years for which the statute of limitations on assessments has expired.

        Under the facts described above, PREIT and Metroplex General, Inc. meet the requirements for an extension of time as set forth in the regulations. We are also aware of five private letter rulings issued by the IRS granting such an extension of time to file a taxable REIT subsidiary election, although each such case is fact specific and such rulings do not constitute binding precedent for the IRS.

        Based upon and subject to the foregoing, it is our opinion that the IRS will grant the extension of time to file the taxable REIT subsidiary election with respect to Metroplex General, Inc., effective October 16, 2001.

        This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court concerning the issues. In issuing our opinion, we have relied solely upon existing provisions of the Internal Revenue Code of 1986, as amended, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.

        We hereby consent to the use of this opinion as an exhibit to PREIT's currently effective registration statements filed under the Securities Act of 1933, as amended (the "1933 Act"). In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the 1933 Act, or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
/s/ DRINKER BIDDLE & REATH LLP Drinker Biddle & Reath LLP